Exhibit 10.23

DUSKA THERAPEUTICS, INC.

AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AMENDMENT (the Amendment") TO THE NON-QUALIFIED STOCK OPTION AGREEMENT (the "Original Agreement") dated as of the 26th day of September, 2007 by and between  Duska Therapeutics, Inc., a Nevada corporation (the "Company"), and James S. Kuo ("Optionee") is effective as of the 10th day of November, 2008.

RECITAL

1. Pursuant to the 2004 Equity Incentive Plan (the "Plan") of the Company, the Optionee was issued a non- qualified stock option (the "Option") to purchase 2,249,102 shares of Common Stock of the Company at a price of $.75 per share upon the terms and conditions set forth in the Agreement.

2. The Option has vested with respect to 1,124,552 underlying shares of common stock.

3. In order to reduce the number of the Company's issued and outstanding options, the Optionee has agreed to terminate the Option with respect to the unvested shares of common stock.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

1. The portion of the Option with respect to the 1,124,551 underlying shares of common stock which has  not vested is terminated and Section 1 of the Agreement is hereby amended to decrease the number of shares upon which the Option is exercisable from 2, 249,102 to 1,124,552 .

2. All of the other terms and conditions of the Agreement remain the same.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DUSKA THERAPEUTICS, INC.

By:	/s/ Amir Pelleg, Ph.D.
Name: Amir Pelleg, Ph. D.
Title: President

OPTIONEE

By:	/s/ James Kuo
Dr. James Kuo
1050 Scorlati Place
La Jolla, CA 92037